Exhibit 99.23

EXECUTION COPY

NO-TRANSFER AGREEMENT

NO-TRANSFER AGREEMENT, dated as of April 8, 2004, by and among Foster Wheeler Ltd., a Bermuda company, Foster Wheeler LLC, a Delaware limited liability company (collectively, the “Companies,” and each, individually, a “Company”), and the undersigned beneficial owners (or investment managers or advisors for the beneficial owners) of the Convertible Notes (as defined below), the Robbins Bonds (as defined below), the Trust Securities (as defined below) and the 2005 Notes (as defined below, and collectively with the Convertible Notes, the Robbins Bonds and the Trust Securities, the “Securities”) identified on Schedule 1 to this Agreement on the date of this Agreement (collectively, the “Security Holders,” and each, individually, a “Security Holder”).

WHEREAS, the Companies are seeking to cause the Restructuring (as defined below) substantially as reflected in the Form S-4 (as defined below), which sets forth the terms and conditions of the Exchange Offer (as defined below); and

WHEREAS, the Companies seek to consummate the Exchange Offer and the issuance of the Upsized Notes (as defined below) as soon as practicable on the terms described in the Form S-4 to accomplish the Restructuring.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the signatories to this Agreement hereby agrees as follows:

1.                                       Definitions.  The following terms shall have the following meanings:

“2005 Notes” means the 6 3/4% Notes due November 15, 2005, in a currently outstanding aggregate principal amount of approximately $200,000,000 issued by Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) pursuant to the 2005 Notes Indenture.

“2005 Notes Indenture” means the Indenture dated as of November 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 25, 2001 and the Second Supplemental Indenture dated as of August 16, 2002, between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC), the subsidiary co-obligors and guarantors named therein, and Harris Trust and Savings Bank (as succeeded by BNY Midwest Trust Company), as trustee.

“34 Act Reports” means reports filed pursuant Sections 13, 14 or 15(d) of the Exchange Act.

“Agreement” means this No-Transfer Agreement, including the Schedules hereto (including any agreements incorporated herein or therein).

“Business Day” means any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

“Commitment Letter” means the Commitment Letter dated February 4, 2004, between Foster Wheeler LLC and the purchasers named therein, as the same may be amended and in effect from time to time (including as the same has been amended pursuant to the Extension of Commitments).

“Common Stock” means the Common Shares, par value $1.00 per share, of Foster Wheeler Ltd.

“Convertible Notes” means the 6.50% Convertible Subordinated Notes due 2007, in a currently outstanding aggregate principal amount of approximately $210,000,000 issued by Foster Wheeler Ltd. pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture dated as of May 31, 2001, as amended by the First Supplemental Indenture dated as of February 20, 2002, among Foster Wheeler Ltd., Foster Wheeler LLC, as guarantor, and BNY Midwest Trust Company, as trustee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Commission”).

“Exchange Offer” means (i) the offer by Foster Wheeler Ltd. to holders of the Convertible Notes and Robbins Bonds to exchange Common Stock and/ or Preferred Stock for the Convertible Notes and Robbins Bonds, respectively, (ii) the offer by Foster Wheeler Ltd. to holders of the Trust Securities to exchange cash or Common Stock and/ or Preferred Stock for the Trust Securities, and (iii) the offer by Foster Wheeler LLC and Foster Wheeler Ltd. to holders of the 2005 Notes to exchange Common Stock and/ or Preferred Stock and the Rollover Notes for the 2005 Notes, in each case upon terms substantially as set forth on Schedule 2 to the Extension of Commitments and to be described in the Solicitation Materials.

“Exit Funding Agreement” means that certain agreement dated as of October 15, 1999 between Foster Wheeler Corporation (as succeeded by Foster Wheeler LLC) and Suntrust Bank, Central Florida, National Association, as trustee, relating to the Robbins Bonds.

“Extension of Commitments” means the Extension of Commitments dated April 5, 2004 between Foster Wheeler LLC and the purchasers named in the Commitment Letter.

“Form S-4” means the Registration Statement on Form S-4 of the Companies and certain of their subsidiaries and the Registration Statement on Form S-3 of Foster Wheeler Ltd., including the documents incorporated by reference therein, as amended and filed with the Commission.

“Material Adverse Effect” shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to or otherwise could reasonably be expected to materially adversely affect the business, assets (including intangible assets), properties, condition (financial or otherwise), or results of operations of the Companies and their subsidiaries taken as a whole or the ability of the Companies to perform their obligations under this Agreement.

“New Notes Indenture” means one or more indentures to be entered into by Foster Wheeler LLC, Foster Wheeler Ltd., Foster Wheeler Holdings Ltd., the subsidiary guarantors named therein and the trustee named therein, relating to the Rollover Notes and the Upsized Notes.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Preferred Stock” means the Series B Voting Convertible Preferred Shares of Foster Wheeler Ltd. to be issued in the Restructuring, which shall be mandatorily convertible into shares of the Common Stock upon the affirmative majority vote of its shareholders.

“Restructuring” means the restructuring of the debt and equity capital of the Companies substantially as set forth on Schedule 2 to the Extension of Commitments and on terms reasonably acceptable to the Security Holders.

“Robbins Bonds” means the Series 1999C Bonds and Series 1999D Bonds (as such terms are used in the Exit Funding Agreement) in a currently outstanding aggregate principal amount of approximately $109,000,000 supported by the Exit Funding Agreement.

“Rollover Notes” means the 10.5% Senior Secured Notes due 2011, in an aggregate principal amount of up to approximately $150,000,000 to be issued by Foster Wheeler LLC pursuant to the New Notes Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

“Solicitation Materials” means the Form S-4 and any other solicitation materials filed with the Commission under Rule 425 of the Securities Act relating to the Form S-4 and the Exchange Offer.

“Transfer” means to, directly or indirectly, (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, the subject matter of the Transfer, or the act thereof (in each case, other than, in the case of the Securities, to the Companies pursuant to the Restructuring).

“Trust Securities” means the 9.00% Preferred Securities, Series I in a currently outstanding liquidation amount of $175,000,000 issued by FW Capital Trust I and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC.

“Upsized Notes” means the 10.5% Senior Secured Notes due 2011, in an aggregate principal amount of approximately $120,000,000 to be issued by Foster Wheeler LLC pursuant to the New Notes Indenture.

2.                                       The Companies’ Obligations.

a.               Each Company agrees to use its commercially reasonable best efforts to cause the Form S-4 to be declared effective and, as promptly as practicable, and in any event within 2 Business Days after the Form S-4 is declared effective, to commence the Exchange Offer, and to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Commission, and to use its commercially reasonable best efforts to complete the same and consummate the Restructuring.

b.              Each Company agrees to, as promptly as practicable, but in no event later than 2 Business Days following the execution of this Agreement by the Security Holders who are party to the Commitment Letter, file Amendment No. 4 to the Form S-4 with the Commission with the economic terms of the Exchange Offer disclosed therein.

c.               Each Company agrees to, as promptly as practicable, (i) prepare the Solicitation Materials, in form and substance reasonably acceptable to the Security Holders, (ii) provide to the Security Holders and their representatives reasonable opportunity to review and comment on any Commission comments on the Solicitation Materials including the Form S-4 and any amendments thereto, and any Company responses thereto, (iii) not file any amendments to the Form S-4, insofar as they relate to the Exchange Offer, the Restructuring or the Upsized Notes, without the prior consent of each Security Holder, which consent shall not be unreasonably withheld and shall be provided as promptly as practicable, but in any event within five Business Days after receipt by such Security Holder of such proposed filing, (iv) use its commercially reasonable best efforts to cause the Form S-4 to become effective as promptly as practicable, (v) provide to the Security Holders and their representatives a reasonable opportunity to review and approve the final form and substance of the Solicitation Materials, such approval not to be unreasonably withheld, and shall be provided as promptly as practicable, but in any event within five Business Days after receipt by such Holder of such proposed filing and (vi) disseminate the Solicitation Materials as required by law.

d.              Each Company shall not, without the prior written consent of each Security Holder: (i) initiate any exchange offer for the Securities, except the Exchange Offer described in the Solicitation Materials or (ii) otherwise seek to restructure or recapitalize, or negotiate or provide confidential information to any Person known by the Company to be contemplating an alternative plan of restructuring or recapitalization with any other party, except through the Restructuring in accordance with the Solicitation Materials.

e.               Each Company further agrees that it shall not object to, nor otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

f.                 During the effectiveness of this Agreement, each Company agrees that, without the prior consent of each Security Holder and other than in accordance with the terms of the

Restructuring, it shall not directly or indirectly, and shall cause each of its direct and indirect subsidiaries not to directly or indirectly, engage in, agree to, or consummate any transaction outside the ordinary course of its business, including without limitation, any merger, acquisition, other business combination, security issuance, or sale or lease of assets, outside the ordinary course of business; provided, that this paragraph 2(f) shall not apply to the transactions identified on Schedule 2 hereto.

g.              The Companies shall provide notice to the Security Holders of any breach of this Agreement and seek to cure the same, in each case as promptly as practicable.

3.                                       Condition Precedent to Effectiveness.  The effectiveness of this Agreement shall be subject to the payment of any outstanding invoices for fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy, LLP, with respect to which invoices have been delivered to Foster Wheeler Ltd. on or before April 8, 2004.

4.                                       Security Holders’ Obligations.  Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect:

a.               Each Security Holder agrees not to Transfer any of the Securities held by it, in whole or in part; provided, that each Security Holder may (i) Transfer any of the Securities held by it to any of its affiliates or any member of the ad hoc bondholders committee as of the date hereof or its affiliate that agrees in writing to be bound by the terms of this Agreement, (ii) Transfer any of the Securities held by it in the form of a pledge of such Securities which does not purport to Transfer the voting or tender rights of the holder of such Securities and (iii) convert any of the Securities held by it in accordance with the terms thereof.  Any Transfer of the Securities in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, which right shall remain with and be exercised only by the purported transferor (except in the case of any Transfer pursuant to the exercise by any pledgee of its rights under any existing pledge of any of the Securities).

b.              Nothing in this Agreement shall be deemed to prevent any Security Holder from taking, or failing to take, any action that it is obligated to take (or not to take) in the performance of any fiduciary or similar duty which the Security Holder owes to any other Person.

c.               Each Security Holder further agrees that any Securities owned on the date hereof or acquired by such Security Holder following the date of this Agreement shall be subject to the terms and conditions of this Agreement.

5.                                       Acknowledgement.  This Agreement is not and shall not be deemed to be a solicitation for tenders or consents under the Exchange Offer.  The tenders and consents of the Security Holders will not be solicited until they have received the Solicitation Materials for the Exchange Offer.  This Agreement does not constitute an agreement on the part of the Security Holders to tender the Securities held by them or otherwise participate in the Exchange Offer, and the Security Holders have no obligation to accept the terms of the Exchange Offer upon receipt of the Solicitation Materials.

6.                                       Termination of Agreement.  Notwithstanding anything to the contrary set forth in this Agreement:

a.               Unless the Restructuring has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

(i)                                     May 4, 2004, if the Form S-4 has not been declared effective by such date;

(ii)                                  the earliest to occur of (A) the twenty-first Business Day following the day the Exchange Offer is commenced, (B) the termination or abandonment of the Exchange Offer, and (C) June 15, 2004;

(iii)                               receipt of written notice from either of the Companies or any Security Holder of the intention to terminate this Agreement upon the occurrence of a material breach, in the case of notice by either of the Companies, by any Security Holder and, in the case of notice by any Security Holder, by either of the Companies, of its respective obligations, representations or warranties under this Agreement that is not, by its terms, curable or that is, by its terms, curable and is not cured within 10 calendar days after notice of such breach;

(iv)                              the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving either of the Companies;

(v)                                 receipt of written notice from either of the Companies of its intention to terminate this Agreement due to a determination by its board of directors that such termination is required by its fiduciary duty to its shareholders and/ or creditors based upon advice received from counsel to such effect;

(vi)                              any party to this Agreement becoming aware of a determination by (A) a governmental agency that the securities to be issued pursuant to the Form S-4 will not be freely tradable or (B) the Commission not to take necessary action to permit the Form S-4 to be declared effective if the securities to be issued pursuant to the Form S-4 will be treated as freely tradable, in each case by all holders for any reason (other than with respect to any particular holder, due to such holder’s status as an affiliate of either of the Companies, as such term is used in Rule 144 under the Securities Act);

(vii)                           receipt of written notice from Security Holders representing a majority in principal amount of the Securities terminating this Agreement due to Foster Wheeler LLC’s continuing failure to pay, as required, the fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy, LLP, within the periods set forth in the relevant agreements between Foster Wheeler LLC and such parties executed in anticipation of the Restructuring; and

(viii)                        the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Companies seeking to enjoin, restrict, modify or prohibit the Exchange Offer or the issuance of the Upsized Notes.

7.                                       Representations and Warranties.

a.                                       Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i)                                     if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)                                  the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii)                               the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates; (B) violate any provision of its certificate of incorporation or bylaws or other organizational documents or those of any of its material subsidiaries (including, with respect to each Company, any statutory or other restrictions on takeovers); (C) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments; or (D) with respect to each Company, result in an obligation to make payments under any of its benefit plans or other material contractual obligations including due to any change of control that may be caused by the Restructuring, except in the case of clauses (A), (C) and (D) which would not have and would not be expected to have a Material Adverse Effect;

(iv)                              the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Preferred Stock (and the Common Stock into which the Preferred Stock will be convertible) and the Rollover Notes to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those securities, and (B) such other filings, including under Bermuda law, as may be necessary following the consummation of the Exchange Offer in accordance with the terms of the Restructuring;

(v)                                 assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms (except insofar as indemnification for liability under securities and similar laws may be unenforceable as against public policy); and

(vi)                              it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

b.                                      Each Security Holder further represents and warrants to the other signatories to this Agreement that:

(i)                                     as of the date of this Agreement, such Security Holder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Securities, set forth opposite such Security Holder’s name on Schedule 1 hereto, with the power and authority to vote and dispose of such Securities; and

(ii)                                  as of the date of this Agreement, such Security Holder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

c.                                       Each Company further represents and warrants to the Security Holders that:

(i)                                     there are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against it or any of its direct or indirect subsidiaries or any of its current or former directors or officers that would give rise to a Material Adverse Effect, in each case that has not been disclosed in the Form S-4 or in Foster Wheeler Ltd.’s 34 Act Reports filed prior to the date hereof or disclosed in writing to the Security Holders prior to the date hereof;

(ii)                                  except (i) as and to the extent disclosed in the Form S-4 or in Foster Wheeler Ltd.’s 34 Act Reports, or (ii) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by each Company of any of its obligations under this Agreement, each Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii)                               there shall not have occurred or become known to the Companies any event, development or circumstance since January 13, 2004 that (i) has caused or could reasonably be expected to cause a Material Adverse Effect, or (ii) has or could reasonably be expected to have a material adverse effect on the Exchange Offer that has not been disclosed in the Form S-4 or in Foster Wheeler Ltd.’s 34 Act Reports filed prior to the date hereof or disclosed in writing to the Security Holders prior to the date hereof;

(iv)                              as of the date of this Agreement, Foster Wheeler Ltd. has an authorized capitalization as set forth in the Form S-4 and all the outstanding capital shares or other equity interests of each subsidiary of each Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares and except as otherwise described in the Form S-4) and are owned directly or indirectly by each Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party;

(v)                                 all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by each Company directly with the Security Holders without the intervention of any person on behalf of each Company in such manner as to give rise to any valid claim by any person against the Security Holders, each Company or any subsidiary for a finder’s fee, brokerage commission or similar payment (other than Rothschild Inc. and Saybrook Restructuring Advisors, LLC for whose fees, commissions and similar payments each Company has assumed all liability); and

(vi)                              all material facts relating to the business or condition of each Company in each case taken as a whole have been disclosed to the Security Holders prior to the date hereof in connection with this Agreement; provided that no representation or warranty is made with respect to any projections or forecasts provided to the Security Holders other than that they were prepared in good faith on the basis of reasonable assumptions; and provided further, that no representation is made with respect to Security Holders who become parties to this Agreement after the date hereof by means of an assignment or Transfer permitted by Section 4 and/ or Section 19 hereof; and no representation, warranty or statement contained in this Agreement and in the Solicitation Materials taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

8.                                       Confidentiality.

a.                                       This Agreement and the terms and conditions contained herein shall not be disclosed by the Companies to any person or entity without the prior written consent of the Security Holders (such consent not to be unreasonably withheld), provided that (i) the Companies may describe this Agreement generally in the Form S-4 and Solicitation Materials and file a form of this Agreement without the schedules attached (unless requested to be disclosed by the Commission) as an exhibit to the Form S-4, in each case without disclosing the amount of each Security Holder’s holdings of Securities and (ii) the Companies may issue a press release in form and substance reasonably satisfactory to the Security Holders describing this Agreement.

b.                                      The Companies acknowledge that the Security Holders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein.  The Security Holders shall not use confidential information obtained from the Companies by virtue of the transactions contemplated by this Agreement or their other relationships with the Companies in connection with the performance by the Security Holders of services for other companies, and the Security Holders will not furnish any such information to other companies.  The Companies also acknowledge that the Security Holders have no obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to you, confidential information obtained from other companies.

9.                                       Indemnity.  The Companies shall indemnify each Security Holder and each of their respective affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors and agents (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, to which the Indemnitee may become subject arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the performance by the parties hereto of their respective obligations hereunder, or (ii) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee, or (y) constitute a loss by a Security Holder in the value of its investment in the Companies.  Promptly after receipt by an Indemnitee of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnitee will notify the Companies in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify the Companies will not relieve the Companies from any liability which the Companies may have hereunder or otherwise, except to the extent that such failure materially prejudices the Companies’ rights.  If the Companies so elect or are requested by such Indemnitee, the Companies will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the reasonable fees and disbursements of such counsel, and in such event such Indemnitee will cooperate in connection therewith as reasonably requested by the Companies (subject to the reasonable expenses of such Indemnitee being reimbursed by the Company as provided above).  In the event, however, such Indemnitee reasonably determines upon advice of counsel that having common counsel with the Companies would present such counsel with a conflict of interest or if the Companies fail to assume the defense of the action or proceeding in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Companies will pay the reasonable fees and disbursements of one such separate counsel for the Indemnitees; provided, that where the parties to any action or proceeding include more than one Indemnitee and any Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee which are different from or additional to those available to each other Indemnitee, the Companies shall be obligated to pay the reasonable fees and expenses of each Indemnitee’s separate counsel. In any action or proceeding the defense of which the Companies assume, any Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

10.                                 Amendments and Modifications.  Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Companies and each Security Holder.

11.                                 No Waiver.  Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, nor does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its ownership of claims against or equity securities of the Companies.

12.                                 Complete Agreement.  This Agreement constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof (other than (i) any confidentiality agreements entered into by the Security Holders and the Companies and (ii) the engagement letters entered into by the Companies and Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley and McCloy LLP, respectively).  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

13.                                 Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Companies, at the address set forth below:

Foster Wheeler Ltd.

Foster Wheeler LLC

c/o Foster Wheeler Inc.

Perryville Corporate Park

Clinton, New Jersey 08809-4000

Telephone:  (908) 730-4000

Fax:  (908) 730-5300

Attention:  Raymond J. Milchovich

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036-4003

Telephone:  (212) 556-2100

Fax:  (212) 556-2222

Attention:  Lawrence A. Larose

if to a Security Holder, to the address set forth on the signature pages to this Agreement, with a copy to the Security Holders’ counsel:

Milbank, Tweed, Hadley & McCloy, LLP

1 Chase Manhattan Plaza

New York, New York  10005-1413

Telephone:  (212) 530-5000

Fax:  (212) 530-5219

Attention:  Dennis F. Dunne

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

14.                                 Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York.

15.                                 Jurisdiction.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in State of New York.

16.                                 Waiver of Jury Trial.  Each of the signatories to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17.                                 Consent to Service of Process.  Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement.  Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

18.                                 Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

19.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  Any affiliate of any Security Holder and any member of the ad hoc bondholders committee as of the date hereof or its affiliate may become party to this Agreement as a permitted assignee of one or more Security Holders on or after the date hereof by executing a signature page to this Agreement without the consent of either Company; any assignment other than to such permitted assignees shall require the prior written consent of all parties hereto.  The agreements, representations and obligations of the Security Holders under this Agreement are, in all respects, several and not joint.

20.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.  Any Person to whom a Security Holder Transfers any of its Securities in accordance with Section 4(a) hereof may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement, and shall thereafter be deemed a Security Holder for purposes of this Agreement.

21.                                 No Third-Party Beneficiaries.  Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

22.                                 Obligations Joint and Several.  The obligations of the Companies under this Agreement are absolute and unconditional, joint and several, notwithstanding anything to the contrary contained herein.

23.                                 Survival.  The provisions of Sections 8, 9, 16 and 17 will survive the expiration or termination of this Agreement (including any extensions) and the execution and delivery of definitive documentation.

24.                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under the applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signatures begin on next page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

FOSTER WHEELER LTD.

By:	/s/ Raymond J. Milchovich
Name: Raymond J. Milchovich
Title: Chairman, President & CEO

FOSTER WHEELER LLC

By:	/s/ Steven Weinstein
Name: Steven I. Weinstein
Title: Vice President & Deputity General Counsel

Purchaser

Wells Fargo Bank, N.A.

By:	/s/ Roger Wittlin
Name: Roger Wittlin
Title: Managing Director

Address:

550 California Street, 14th Floor
San Francisco, California 94104

Tel: (415) 222-6388
Fax: (415) 975-7235

Purchaser

Sutter Advisors LLC

By:	/s/ Roger Wittlin
Name: Roger Wittlin
Title: Managing Director

Address:

550 California Street, 14th Floor
San Francisco, California 94104

Tel: (415) 222-6388
Fax: (415) 975-7235

Purchaser

Merrill Lynch Global Allocation Fund, Inc.

By:	/s/ Lisa Ann O'Donnell
Name: Lisa Ann O'Donnell
Title: Director of MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Tel: (609) 282-3444
Fax: (609) 282-0689

Purchaser

Merrill Lynch International Investment Fund - MLIIF Global Allocation Fund

By:	/s/ Lisa Ann O'Donnell
Name: Lisa Ann O'Donnell
Title: Director of MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Tel: (609) 282-3444
Fax: (609) 282-0689

Purchaser

Merrill Lynch Variable Series Fund, Inc.- Merrill Lynch Global Allocation V.I. Fund

By:	/s/ Lisa Ann O'Donnell
Name: Lisa Ann O'Donnell
Title: Director of MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Tel: (609) 282-3444
Fax: (609) 282-0689

Purchaser

Merrill Lynch Series Fund, Inc.- Global Allocation Strategy Portfolio

By:	/s/ Lisa Ann O'Donnell
Name: Lisa Ann O'Donnell
Title: Director of MLIM, Authorized Signatory

Address:

800 Scudders Mill Road
Plainsboro, New Jersey 08536

Tel: (609) 282-3444
Fax: (609) 282-0689

Purchaser

Tribeca Investments Ltd.

By:	/s/ Craig Jarvis
Name: Craig Jarvis
Title: Chief Financial Officer, Tribeca Management LLC

Address:

399 Park Ave.
7th Floor - Zone 1
New York, NY 10028

Tel: (212) 559-8016
Fax: (212) 793-2582

Purchaser

Highbridge Capital Corporation

By:	/s/ Andrew Martin
Name: Andrew Martin
Title: Portfolio Manager

Address:

9 West 57th Street.
27th Floor
New York, New York

Tel: (212) 287-4735
Fax: (212) 755-4250

Purchaser:

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC
	By:	SVAR/MM, LLC
	Its:	Managing Member
	By:	Tennenbaum Capital Partners, LLC
	Its:	Managing Member
	By:	Tennenbaum & Co., LLC
	Its:	Managing Member

By:	/s/ Mark Holdsworth
Name:	Mark Holdsworth
Title:	Managing Partner

Address:

11100 Santa Monica Boulevard, Suite 210
Los Angeles, CA 90025

Tel:	(310) 566-1000
Fax:	(310) 566-1045

Purchaser:

SPECIAL VALUE BOND FUND II, LLC
	By:	SVIM/MSM II, LLC
	Its:	Managing Member
	By:	Tennenbaum & Co., LLC
	Its:	Managing Member

By:	/s/ Mark Holdsworth
Name:	Mark Holdsworth
Title:	Managing Partner

Address:

11100 Santa Monica Boulevard, Suite 210
Los Angeles, CA 90025

Tel:	(310) 566-1000
Fax:	(310) 566-1045